NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
May 15, 2020	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES, INC. ANNOUNCES RESTRUCTURING PLANS

May 15, 2020 (Honaker, VA) -- New Peoples Bankshares, Inc. (OTC Markets: NWPP) (the “Company”) announced today that it has recently completed a detailed review of the organization structure of its wholly-owned subsidiary, New Peoples Bank, Inc. (the “Bank”), and the staffing needed to implement the Company’s strategic plan and best serve the needs of its valued shareholders and customers. After completion of this review, on May 15, 2020, the Bank moved forward with one of the steps in this plan and began transitioning to its new organizational structure. This transition impacted certain positions across the Bank, comprising approximately twelve percent (12%) of the total workforce. The estimated annual pre-tax savings from this plan will be $1.59 million. One-time pre-tax costs related to severance and assistance for health insurance are estimated to be $358 thousand. Affected employees were notified, and the Bank is providing transitional support to these employees, including financial assistance in the form of severance payments based on length of service with the Bank, benefit assistance to help maintain health insurance coverage, support in applying for unemployment benefits, and career placement assistance. The Company believes that while such changes are difficult, especially given the close relationships with team members and their service to the Bank and its customers, they are necessary to achieve the long-term goals of the Company and the Bank, and to proactively address operational challenges during the current COVID-19 pandemic and in a changing financial services industry.

Todd Asbury, President and CEO, noted, “While we are excited to move forward, we also want to focus on thanking our employees for their dedicated service to the Bank and our customers.” He added that “the restructuring announced today is part of an overall plan to position the Bank competitively within the ranks of high-performing community banks in the southeast; improving our customer experience, the financial performance of the institution and ultimately the return to shareholders. We deeply appreciate the support of all our stakeholders during the planning and implementation of these investments to position the Bank for the future.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is the financial holding company for New Peoples Bank, Inc., a community bank with 19 offices serving the Tri-State Area of southwestern Virginia, southern West Virginia and northeastern Tennessee. The Bank offers a full range of banking and financial services focused primarily on individuals, small to medium size businesses, and the professional community. The Bank strives to serve the financial needs of its customers while developing personal, hometown relationships.

Caution About Forward-Looking Statements

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

New Peoples Bankshares, Inc.

C. Todd Asbury, President and CEO

(276) 873-7000